Pricing Supplement No. F265 To the Product Supplement No. I dated May 4, 2015, Prospectus Supplement dated May 4, 2015 and Prospectus dated May 4, 2015	Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-202913 and 333-180300-03 September 22, 2016

$1,248,000 1 Year 6.90% per annum Autocallable Reverse Convertible Securities due September 27, 2017 Linked to the Performance of the Common Stock of Chevron Corporation

General

•	The securities do not guarantee any return of principal or delivery of securities at maturity.
•	Subject to Automatic Redemption, we will pay a coupon in arrears at a rate of 6.90% per annum. Coupons will be calculated on a 30/360 basis from and including the Settlement Date to and excluding the earlier of the Automatic Redemption Date and the Maturity Date, as applicable.
•	If a Trigger Event occurs, the securities will be automatically redeemed and you will be entitled to receive a cash payment equal to the principal amount of the securities you hold and any accrued and unpaid coupon payable on the corresponding Coupon Payment Date. No further payments will be made in respect of the securities.
•	Investors should (i) be willing to forgo dividends and the potential to participate in any appreciation of the Underlying, (ii) be willing to accept the risks of owning equities in general and the common stock of Chevron Corporation in particular, and (iii) if a Knock-In Event occurs and the Final Level is less than the Initial Level be willing to lose some or all of their investment, excluding coupon payments on the securities.
•	Senior unsecured obligations of Credit Suisse maturing September 27, 2017. Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due.
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples in excess thereof.
•	The securities priced on September 22, 2016 (the “Trade Date”) and are expected to settle on September 27, 2016 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.
•	The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 7 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000.00	$21.00	$979.00
Total	$1,248,000.00	$26,208.00	$1,221,792.00

(1) Certain fiduciary accounts may pay a purchase price of at least $979.00 per $1,000 principal amount of securities, and CSSU or any other agent will forgo any fees with respect to such sales.

(2) We or any agent (one of which is our affiliate) will pay discounts and commissions of $21.00 per $1,000 principal amount of securities. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

Credit Suisse Securities (USA) LLC (“CSSU”) is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date is $971.20 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse	Incapital LLC

September 22, 2016

Key Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Underlying:	The securities are linked to the performance of the common stock of Chevron Corporation (the “Reference Share Issuer”). The Underlying, the ticker symbol, the Initial Level, the Knock-In Level and the Trigger Level are as set forth in the table below. For additional information on the Underlying, see “The Underlying” herein.

Underlying	Ticker	Initial Level	Knock-In Level	Trigger Level
The common stock of Chevron Corporation	CVX UN <Equity>	$99.98	$79.984	99.98

Coupon Rate:	Subject to Automatic Redemption, the Coupon Rate is 6.90% per annum. Coupons will be calculated on a 30/360 basis from and including the Settlement Date to and excluding the earlier of the Automatic Redemption Date and the Maturity Date, as applicable.
Coupon Payment Dates:	Subject to Automatic Redemption, we will pay a coupon in arrears on October 27, 2016, November 28, 2016, December 27, 2016, January 27, 2017, February 27, 2017, March 27, 2017, April 27, 2017, May 30, 2017, June 27, 2017, July 27, 2017, August 28, 2017 and the Maturity Date, subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If any Coupon Payment Date is not a business day, the coupon will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day. The amount of any coupon will not be adjusted in respect of any postponement of a Coupon Payment Date and no interest or other payment will be payable hereon because of any such postponement of a Coupon Payment Date. No coupons will accrue or be payable following an Automatic Redemption. Coupons will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Coupon Payment Date, provided that the coupon payable on the Automatic Redemption Date or Maturity Date, as applicable, will be payable to the person to whom the Automatic Redemption Amount or the Redemption Amount, as applicable, is payable.

Automatic Redemption:	If a Trigger Event occurs, the securities will be automatically redeemed and you will be entitled to receive a cash payment equal to the principal amount of the securities you hold (the “Automatic Redemption Amount”) and any accrued and unpaid coupon payable on the corresponding Coupon Payment Date (such Coupon Payment Date, the “Automatic Redemption Date”). No further payments will be made in respect of the securities. Payment will be made in respect of the Automatic Redemption on the Coupon Payment Date immediately following the relevant Trigger Observation Date. Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due.

Trigger Event:	A Trigger Event will occur if the closing level of the Underlying on a Trigger Observation Date is equal to or greater than the Trigger Level.
Trigger Observation Dates:	March 22, 2017 and June 22, 2017, subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” For purposes of the accompanying product supplement, each Trigger Observation Date shall be a “calculation date.”
Trigger Level:	As set forth in the table above.
Redemption Amount:	Subject to Automatic Redemption, at maturity, the Redemption Amount you will be entitled to receive will depend on the performance of the Underlying and whether a Knock-In Event occurs. The cash or shares to be paid or delivered per $1,000 principal amount of the securities will be determined as follows:

•	If a Knock-In Event does not occur, you will be entitled to receive a cash payment equal to $1,000.
•	If a Knock-In Event occurs and:
• the Final Level is greater than or equal to the Initial Level, you will be entitled to receive a cash payment equal to $1,000; or
• the Final Level is less than the Initial Level, the Redemption Amount will be the Physical Delivery Amount, plus a cash amount in respect of any fractional share, subject to our election to pay cash instead as noted below.

If a Knock-In Event occurs and the Final Level is less than the Initial Level, you could receive the shares of the Underlying with a value likely to be less than the principal amount of your securities. You could lose your entire investment. Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due.
Physical Delivery Amount:	The Physical Delivery Amount per $1,000 principal amount of securities is a number of shares of the Underlying equal to the product of (i) $1,000 divided by the Initial Level and (ii) the share adjustment factor. The share adjustment factor is initially set equal to 1.0 on the Trade Date, subject to adjustment as described under “Description of the Securities—Adjustments” in the accompanying product supplement. We will calculate the Physical Delivery Amount in the aggregate for all securities you hold and, in lieu of any fractional shares in respect of the aggregate Physical Delivery Amount, we will pay a cash amount equal to such fractional share multiplied by the Final Level. If the fractional share amount to be paid in cash is a de minimis amount, as determined by the calculation agent, the holder will not receive such amount. At our election, you may receive cash instead of the Physical Delivery Amount, in an amount equal to the product of (i) $1,000 divided by the Initial Level and (ii) the Final Level. If we exercise our option to deliver cash, we will give notice of our election at least one business day before the Valuation Date.
Knock-In Event:	A Knock-In Event will occur if on any trading day during the Observation Period, the closing level of the Underlying is equal to or less than the Knock-In Level.
Knock-In Level:	As set forth in the table above.
Initial Level:	As set forth in the table above.
Observation Period:	The period from but excluding the Trade Date to and including the Valuation Date.
Final Level:	The closing level of the Underlying on the Valuation Date.
Valuation Date:	September 22, 2017, subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Maturity Date:	September 27, 2017, subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
CUSIP:	22549JBS8

Additional Terms Specific to the Securities

You should read this pricing supplement together with the product supplement dated May 4, 2015, the prospectus supplement dated May 4, 2015 and the prospectus dated May 4, 2015, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement No. I dated May 4, 2015:

http://www.sec.gov/Archives/edgar/data/1053092/000095010315003534/dp55815_424b2-psno1.htm

•	Prospectus supplement and Prospectus dated May 4, 2015:

http://www.sec.gov/Archives/edgar/data/1053092/000104746915004333/a2224570z424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the product supplement and “Selected Risk Considerations” in this pricing supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts and Total Payments on the Securities

The tables and examples below illustrate, for a $1,000 investment in the securities, hypothetical Redemption Amounts payable at maturity for a hypothetical range of performance of the Underlying and in the case of the tables, total payments over the term of the securities (which include both the payment at maturity and the total coupon payments paid on the securities), both in the event a Knock-In Event does not occur and in the event a Knock-In Event does occur. The tables and examples below assume (i) the Coupon Rate applicable to the securities is 6.90% per annum, (ii) a hypothetical Initial Level of $102, (iii) a Trigger Event does not occur, (iv) a hypothetical Knock-In Level of 80% of the Initial Level of the Underlying, (v) a share adjustment factor of 1.0, (vi) the term of the securities is exactly 1 year and (vii) if the Physical Delivery Amount is to be delivered at maturity, we do not exercise our right to pay cash instead of the Physical Delivery Amount. The actual Coupon Rate, Initial Level and Knock-In Level are set forth in “Key Terms” herein. The examples are intended to illustrate hypothetical calculations of only the Redemption Amount and do not illustrate the calculation or payment of any individual coupon payment. The Redemption Amounts and total payment amounts set forth below are for illustrative purposes only. The actual Redemption Amount and total payments applicable to a purchaser of the securities will depend on whether, on any trading day during the Observation Period, the closing level of the Underlying is equal to or less than the Knock-In Level and the Final Level. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, whether and by how much the closing level of the Underlying has decreased from the Initial Level to the Final Level. Furthermore, it is not possible to predict whether a Trigger Event will occur. If a Trigger Event occurs, the securities will be automatically redeemed for a cash payment equal to the principal amount of the securities you hold and any accrued and unpaid coupon payable, and no further payments will be made in respect of the securities. You will not be entitled to participate in any appreciation in the Underlying. You should consider carefully whether the securities are suitable to your investment goals. Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due. The numbers appearing in the tables and examples below have been rounded for ease of analysis.

Table 1: A Knock-In Event DOES NOT occur.

Percentage Change from the Initial Level to the Final Level	Return on the Securities (excluding coupon payments)	Redemption Amount (excluding coupon payments on the securities)	Total Coupon Payment	Total Payment
100.00%	0.00%	$1,000.00	$69.00	$1,069.00
90.00%	0.00%	$1,000.00	$69.00	$1,069.00
80.00%	0.00%	$1,000.00	$69.00	$1,069.00
70.00%	0.00%	$1,000.00	$69.00	$1,069.00
60.00%	0.00%	$1,000.00	$69.00	$1,069.00
50.00%	0.00%	$1,000.00	$69.00	$1,069.00
40.00%	0.00%	$1,000.00	$69.00	$1,069.00
30.00%	0.00%	$1,000.00	$69.00	$1,069.00
20.00%	0.00%	$1,000.00	$69.00	$1,069.00
10.00%	0.00%	$1,000.00	$69.00	$1,069.00
0.00%	0.00%	$1,000.00	$69.00	$1,069.00
−10.00%	0.00%	$1,000.00	$69.00	$1,069.00
−19.00%	0.00%	$1,000.00	$69.00	$1,069.00

Table 2: A Knock-In Event DOES occur.

Percentage Change from the Initial Level to the Final Level	Return on the Securities (excluding coupon payments)	Redemption Amount (excluding coupon payments on the securities)	Total Coupon Payment	Total Payment
100.00%	0.00%	$1,000.00	$69.00	$1,069.00
90.00%	0.00%	$1,000.00	$69.00	$1,069.00
80.00%	0.00%	$1,000.00	$69.00	$1,069.00
70.00%	0.00%	$1,000.00	$69.00	$1,069.00
60.00%	0.00%	$1,000.00	$69.00	$1,069.00
50.00%	0.00%	$1,000.00	$69.00	$1,069.00
40.00%	0.00%	$1,000.00	$69.00	$1,069.00
30.00%	0.00%	$1,000.00	$69.00	$1,069.00
20.00%	0.00%	$1,000.00	$69.00	$1,069.00
10.00%	0.00%	$1,000.00	$69.00	$1,069.00
0.00%	0.00%	$1,000.00	$69.00	$1,069.00
−10.00%	−10.00%	9 shares + $73.80	$69.00	9 shares + $142.80
−20.00%	−20.00%	9 shares + $65.60	$69.00	9 shares + $134.60
−30.00%	−30.00%	9 shares + $57.40	$69.00	9 shares + $126.40
−40.00%	−40.00%	9 shares + $49.20	$69.00	9 shares + $118.20
−50.00%	−50.00%	9 shares + $41.00	$69.00	9 shares + $110.00
−60.00%	−60.00%	9 shares + $32.80	$69.00	9 shares + $101.80
−70.00%	−70.00%	9 shares + $24.60	$69.00	9 shares + $93.60
−80.00%	−80.00%	9 shares + $16.40	$69.00	9 shares + $85.40
−90.00%	−90.00%	9 shares + $8.20	$69.00	9 shares + $77.20
−100.00%	−100.00%	$0.00	$69.00	$69.00

The following examples illustrate how the Redemption Amount (excluding coupon payments on the securities) is calculated.

Example 1: The Final Level of the Underlying represents an increase of 10% from the Initial Level and a Knock-In Event does not occur. Since a Knock-In Event has not occurred, the Redemption Amount is equal to the principal amount. The investor is entitled to receive at maturity a payment in cash equal to $1,000 per $1,000 principal amount of securities.

Example 2: The Final Level of the Underlying represents a decrease of 10% from the Initial Level and a Knock-In Event does not occur. Since a Knock-In Event has not occurred, the Redemption Amount is equal to the principal amount even though the Final Level is less than the Initial Level. The investor is entitled to receive at maturity a payment in cash equal to $1,000 per $1,000 principal amount of securities.

Example 3: The Final Level of the Underlying represents an increase of 10% from the Initial Level and a Knock-In Event does occur. Although a Knock-In Event has occurred, since the Final Level is greater than the Initial Level, the Redemption Amount is equal to the principal amount. The investor is entitled to receive at maturity a payment in cash equal to $1,000 per $1,000 principal amount of securities.

Example 4: The Final Level of the Underlying represents a decrease of 10% from the Initial Level and a Knock-In Event does occur. Since a Knock-In Event has occurred and the Final Level is less than the Initial Level, the investor will be entitled to receive at maturity the Physical Delivery Amount, calculated as follows:

Physical Delivery Amount	=	$1,000/Initial Level
	=	$1,000/$102
	=	9 shares of the Underlying (9.8039 rounded down)
Redemption Amount	=	Physical Delivery Amount + cash in lieu of fractional shares equal to approximately 0.8039 × $91.80
	=	9 shares of the Underlying + $73.80

In this example, at maturity an investor would be entitled to receive a Redemption Amount equal to 9 shares of the Underlying and a cash payment of $73.80. The value of the Redemption Amount on the Valuation Date, which is the date on which the Final Level is determined, is $900, calculated as follows:

Physical Delivery Amount	=	9 shares of the Underlying
Value of Redemption Amount	=	(9 shares of the Underlying × $91.80) + $73.80
	=	$826.20 + $73.80
	=	$900

In these circumstances, the investor will be exposed to any depreciation in the level of the Underlying from the Initial Level to the time of delivery.

Example 5: The Final Level of the Underlying represents a decrease of 50% from the Initial Level and a Knock-In Event does occur. Since a Knock-In Event has occurred and the Final Level is less than the Initial Level, the investor will be entitled to receive at maturity the Physical Delivery Amount, calculated as follows:

Physical Delivery Amount	=	$1,000/Initial Level
	=	$1,000/$102
	=	9 shares of the Underlying (9.8039 rounded down)
Redemption Amount	=	Physical Delivery Amount + cash in lieu of fractional shares equal to approximately 0.8039 × $51.00
	=	9 shares of the Underlying + $41

In this example, at maturity an investor would be entitled to receive a Redemption Amount equal to 9 shares of the Underlying and a cash payment of $41. The value of the Redemption Amount on the Valuation Date, which is the date on which the Final Level is determined, is $500, calculated as follows:

Physical Delivery Amount	=	9 shares of the Underlying
Value of Redemption Amount	=	(9 shares of the Underlying × $51) + $41
	=	$459 + $41
	=	$500

In these circumstances, the investor will be exposed to any depreciation in the level of the Underlying from the Initial Level to the time of delivery.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•	YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT AT MATURITY — You may receive less at maturity than you originally invested in the securities, or you may receive nothing, excluding any accrued and unpaid coupons. If on any trading day during the Observation Period, the closing level of the Underlying is equal to or less than the Knock-In Level and the Final Level is less than the Initial Level, you will be fully exposed to any depreciation in the Underlying. In this case, the Redemption Amount you will be entitled to receive is likely to be less than the principal amount of the securities, and you could lose your entire investment. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, whether and by how much the closing level of the Underlying has decreased from the Initial Level to the Final Level. Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due.

Furthermore, regardless of the amount of any payment you receive on the securities, you may nevertheless suffer a loss on your investment in the securities in real value terms. This is because inflation may cause the real value of any payment you receive on the securities to be less at maturity than it is at the time you invest, and because an investment in the securities represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

•	MORE FAVORABLE TERMS TO YOU ARE GENERALLY ASSOCIATED WITH AN UNDERLYING WITH GREATER EXPECTED VOLATILITY AND THEREFORE CAN INDICATE A GREATER RISK OF LOSS — “Volatility” refers to the frequency and magnitude of changes in the level of the Underlying. The greater the expected volatility with respect to the Underlying on the Trade Date, the higher the expectation as of the Trade Date that the level of the Underlying could be less than or equal to the Knock-In Level on any trading day during the Observation Period, indicating a higher expected risk of loss on the securities. This greater expected risk will generally be reflected in a higher Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Knock-In Level) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Coupon Rate may indicate an increased risk of loss. Further, a relatively lower Knock-In Level may not necessarily indicate that the securities have a greater likelihood of a return of principal at maturity. The volatility of the Underlying can change significantly over the term of the securities. The level of the Underlying for your securities could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlying and the potential to lose a significant amount of your principal at maturity.

•	THE SECURITIES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT, PLUS THE ACCRUED AND UNPAID COUPONS, AT MATURITY OR UPON AUTOMATIC REDEMPTION —The securities will not pay more than the principal amount, plus the accrued and unpaid coupons, at maturity or upon Automatic Redemption, regardless of the performance of the Underlying. Even if the Final Level is greater than the Initial Level (regardless of whether a Knock-In Event has occurred), you will not participate in the appreciation of the Underlying. Assuming the securities are held to maturity and the term of the securities is exactly one year, the maximum amount payable with respect to the securities is $1,069 for each $1,000 principal amount of the securities.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

•	THE REDEMPTION AMOUNT PAYABLE AT MATURITY WILL BE AFFECTED BY THE KNOCK-IN LEVEL, THE OCCURRENCE OF A KNOCK-IN EVENT AND THE FINAL LEVEL — If on any trading day during the Observation Period, the closing level of the Underlying is equal to or less than the Knock-In Level, a Knock-In Event will occur. If a Knock-In Event occurs and the Final Level is less than the Initial Level, the Physical Delivery Amount will consist of a number of shares of the Underlying plus an amount in cash corresponding to any fractional share, or at our election, the equivalent amount in cash, as described herein. Under these circumstances, the value of the Physical Delivery Amount is likely to be less than the principal amount of the securities and may be zero.

•	THE SECURITIES ARE SUBJECT TO A POTENTIAL AUTOMATIC REDEMPTION, WHICH WOULD LIMIT YOUR OPPORTUNITY TO ACCRUE COUPONS OVER THE FULL TERM OF THE SECURITIES — The securities are subject to a potential Automatic Redemption. If a Trigger Event occurs, the securities will be automatically redeemed and you will be entitled to receive a cash payment equal to the principal amount of the securities you hold and any accrued and unpaid coupon payable on the immediately following Coupon Payment Date, and no further payments will be made in respect of the securities. In this case, you will lose the opportunity to continue to accrue and be paid coupons from the Automatic Redemption Date to the scheduled Maturity Date. If the securities are automatically redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that provide you with the opportunity to be paid the same coupons as such Issue.

•	THE VALUE OF THE PHYSICAL DELIVERY AMOUNT COULD BE LESS ON THE MATURITY DATE THAN ON THE VALUATION DATE — If a Knock-In Event occurs and the Final Level is less than the Initial Level, you will be entitled to receive on the Maturity Date the Physical Delivery Amount, which will consist of a whole number of shares of the Underlying plus an amount in cash corresponding to any fractional share, subject to our election to pay cash instead. The value of the Physical Delivery Amount on the Valuation Date will be less than $1,000 per $1,000 principal amount of securities and could fluctuate, possibly decreasing, in the period between the Valuation Date and the Maturity Date. We will make no adjustments to the Physical Delivery Amount to account for any such fluctuation and you will bear the risk of any decrease in the value of the Physical Delivery Amount between the Valuation Date and the Maturity Date.

•	NO AFFILIATION WITH THE REFERENCE SHARE ISSUER — We are not affiliated with the Reference Share Issuer. You should make your own investigation into the Underlying and the Reference Share Issuer. In connection with the offering of the securities, neither we nor our affiliates have participated in the preparation of any publicly available documents or made any due diligence inquiry with respect to the Reference Share Issuer.

•	HEDGING AND TRADING IN THE UNDERLYING — While the securities are outstanding, we or any of our affiliates may carry out hedging activities related to the securities, including in the Underlying or instruments related to the Underlying. We or our affiliates may also trade in the Underlying or instruments related to the Underlying from time to time. Any of these hedging or trading activities as of the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

•	THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE IS LESS THAN THE PRICE TO PUBLIC — The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the Securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

•	EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES — The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

•	SECONDARY MARKET PRICES — If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately 90 days.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

•	CREDIT SUISSE IS SUBJECT TO SWISS REGULATION — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

•	LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you. We and/or our affiliates may also currently or from time to time engage in business with the Reference Share Issuer, including extending loans to, or making equity investments in, the Reference Share Issuer or providing advisory services to the Reference Share Issuer. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Share Issuer and these reports may or may not recommend that investors buy or hold shares of the Underlying. As a prospective purchaser of the securities, you should undertake an independent investigation of the Reference Share Issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the securities.

•	UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date is less than the price to public.” Therefore, in addition to the closing level of the Underlying on any trading day during the Observation Period, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general such as:

o	whether a Knock-In-Event occurs;

o	the expected and actual volatility of the Underlying;

o	the time to maturity of the securities;

o	the dividend rate on the Underlying;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	events affecting companies engaged in the petroleum refining industry;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Reference Share Issuer or markets generally and which may affect the level of the Underlying; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•	NO OWNERSHIP RIGHTS IN THE UNDERLYING — Your return on the securities will not reflect the return you would realize if you actually owned shares of the Underlying. The return on your investment is not the same as the total return based on a purchase of the shares of the Underlying.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have any ownership interest or rights in the Underlying, such as voting rights or dividend payments. In addition, the issuer of the Underlying will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of the Underlying and therefore, the value of the securities.

•	ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make anti-dilution adjustments for certain events affecting the Underlying. However, an adjustment will not be required in response to all events that could affect the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the securities may be materially and adversely affected. See “Description of the Securities—Adjustments—For equity securities of a reference share issuer” in the accompanying product supplement.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Trigger Observation Dates and the Valuation Date) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

The Underlying

Companies with securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”) are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Reference Share Issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below. According to its publicly available filings with the SEC, Chevron Corporation is an oil and gas company that explores for, develops and produces crude oil and natural gas; engages in processing, liquefaction, transportation and regasification associated with liquefied natural gas; transports, stores and markets crude oil, natural gas and refined products; operates a gas-to-liquids plant; refines crude oil into petroleum products; and manufactures and markets commodity petrochemicals, plastics for industrial uses and fuel and lubricant additives. The common stock of Chevron Corporation, par value $0.75 per share, is listed on the New York Stock Exchange. Chevron Corporation’s SEC file number is 001-00368 and can be accessed through www.sec.gov.

This pricing supplement relates only to the securities offered hereby and does not relate to the Underlying or other securities of the Reference Share Issuer. We have derived all disclosures contained in this pricing supplement regarding the Underlying and the Reference Share Issuer from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, neither we nor our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the Reference Share Issuer.

Historical Information

The following graph sets forth the historical performance of the Underlying based on the closing level of the Underlying from January 3, 2011 through September 22, 2016. The closing level of the Underlying on September 22, 2016 was $99.98. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlying as an indication of future performance of the Underlying or the securities. Any historical trend in the level of the Underlying during any period set forth below is not an indication that the level of the Underlying is more or less likely to increase or decrease at any time over the term of the securities.

For additional information about the Underlying, see the information set forth under “The Underlying” herein.

Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the securities that may be relevant to holders of the securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, the characterization of the securities is not certain. Due to the terms of the securities and the uncertainty of the tax law with respect to the characterization of the securities, our special tax counsel, Orrick, Herrington & Sutcliffe LLP, is unable to opine on the characterization of the securities for U.S. federal income tax purposes but believes that it is reasonable to treat the securities as (1) a put option (the “Put Option”) that requires the holder to cash settle against the value of the Underlying for an amount equal to the Deposit (as defined below) if the Underlying declines to a defined floor level and ends up equal to or less than the initial level and (2) a deposit with us of cash, in an amount equal to the amount paid for a security (the “Deposit”) to secure the holder’s potential obligation to cash settle against the value of the Underlying. In the absence of an administrative or judicial ruling to the contrary, we intend to treat the securities and, by acceptance of the securities, you agree to treat the securities as consisting of a Deposit and a Put Option with respect to the Underlying for all U.S. federal income tax purposes. The possible alternative characterizations and risks to investors of such characterizations are discussed below. In light of the fact that we agree to treat the securities in accordance with such characterization, the balance of this discussion assumes that the securities will be so treated.

Alternative Characterizations of the Securities

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described below. For example, the IRS might assert that securities with a term of more than one year constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities. If the securities were to be treated as contingent payment debt instruments, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities (the comparable yield). The characterization of the securities as contingent payment debt instruments under these rules is likely to be adverse. However, if the securities had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments. Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price. A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the securities as income upon receipt. Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income. You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as contingent payment debt instruments or short-term debt obligations.

It is also possible that the IRS would seek to characterize a security as a notional principal contract (an “NPC”). In general, payments on an NPC are accrued ratably (as ordinary income or deduction, as the case may be) over the period to which they relate regardless of an investor’s usual method of tax accounting. Payments made to terminate an NPC (other than perhaps a final scheduled payment) are capital in nature. Deductions for NPC payments may be limited in certain cases. Certain payments under an NPC may be treated as U.S. source income. The IRS could also seek to characterize your securities as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. Alternatively, in the event that the securities have a term of more than one year and reference an equity interest in a “pass-thru entity” within the meaning of Code section 1260 (which includes shares in, among others, an exchange-traded fund, a regulated investment company, a real estate investment trust, a partnership or a trust), the IRS might assert that the securities constitute a “constructive ownership transaction.” If the securities were treated as a constructive ownership transaction, under Code section 1260, all or a portion of your gain, if any, from the securities would be recharacterized as ordinary income, and you would be required to pay additional tax calculated by reference to interest on the tax on such recharacterized income. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership, and disposition of the securities.

Payment of Coupons

In accordance with the agreed-upon tax treatment described above, we will treat each coupon (a “Coupon”) as comprised of a component that is stated interest on the security, which should be treated as interest on the Deposit of 0.925% and the balance of the Coupon should be treated as a payment of put premium received by you in respect of the Put Option to us (the “Put Premium”). The Put Premium component of each Coupon will be treated as an installment payment of the Put Premium for the Put Option. Any Put Premium paid prior to redemption or maturity of the securities should be treated as short-term capital gain when received.

We will treat the Deposit as a debt obligation issued by us. Consistent with this treatment, U.S. Holders should include the interest component of each Coupon in income as received or accrued, based on their method of accounting.

Payment at Redemption or Maturity of the Securities

If at redemption or maturity the amount due is paid in cash, a U.S. Holder should be deemed to receive all or a portion of the Deposit and any accrued but unpaid Coupons. Any Coupons deemed to be received will be taxed as described above. Ordinarily, there should be no gain or loss on the Deposit, and it is assumed that this will be the case.

If the amount received at redemption or maturity (excluding any Coupon paid at such time) is paid in cash and is less than the amount of the Deposit, the Put Option should be deemed exercised at the time of redemption or maturity, as the case may be. In such a case, the difference between the Deposit and the amount received, less accrued but unpaid interest on the Deposit to which the U.S. Holder is entitled (taxed as described above), is deemed to have been paid to settle the Put Option. Any loss on the Put Option, calculated as (a) the Deposit, less (b) the amount received at redemption or maturity (excluding any Coupon paid at such time and less accrued but unpaid interest on the Deposit to which the U.S. Holder is entitled) plus the Put Premium (excluding any Put Premium that has been included in income), should be short-term capital loss.

If the amount of cash paid at redemption or maturity is equal to the Deposit (excluding any Coupon paid at such time), the Put Option should be deemed to have expired unexercised and an amount equal to any accrued but unpaid Put Premium should be treated as short-term capital gain. The interest portion of any Coupon should be taxed as described above.

If at redemption or maturity the amount due is paid in physical shares or units of the Underlying, the U.S. Holder should not recognize any gain or loss with respect to the Put Option (other than with respect to cash received in lieu of fractional shares or units, as described below). A U.S. Holder will have a tax basis in all physical shares or units received (including for this purpose any fractional shares or units) equal to its tax basis in the securities. A U.S. Holder’s tax basis in the securities generally is equal to the Deposit less any Put Premium received that has not been included in income. The U.S. Holder’s holding period for any physical shares or units received will start on the day after the delivery of the physical shares or units. A U.S. Holder will generally recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares or units in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares or units, which will be equal to the U.S. Holder’s basis in all of the physical shares or units (including the fractional shares or units), multiplied by a fraction, the numerator of which is the fractional shares or units and the denominator of which is all of the physical shares or units (including fractional shares or units). If the Underlying are shares in a non-U.S. company, including ADSs, you may be subject to the passive foreign investment company (“PFIC”) rules (see “Passive Foreign Investment Company Rules” below).

Sale or Exchange of the Securities

Upon a sale or exchange of a security, a U.S. Holder should allocate the sale proceeds received between the Deposit and the Put Option on the basis of their respective fair market values on the date of sale. The U.S. Holder should generally recognize gain or loss with respect to the Deposit in an amount equal to the difference between the amount of the sale proceeds allocable to the Deposit (less accrued but unpaid interest on the Deposit which will be taxed as described above under “Payment at Redemption or Maturity of the Securities”) and the U.S. Holder’s adjusted tax basis in the Deposit (which generally will equal the issue price of the security). Generally, there should be no gain or loss with respect to the Deposit.

A U.S. Holder should generally recognize gain or loss with respect to the Put Option in an amount equal to the difference between the amount of the sale proceeds allocable to the Put Option and the U.S. Holder’s adjusted tax basis in the Put Option. If the value of the total sale proceeds received (minus accrued but unpaid interest with respect to the Deposit) exceeds the Deposit, then the U.S. Holder should recognize short-term capital gain equal to the amount of remaining sale proceeds allocable to the Put Option. If the value of the Deposit exceeds the total sale proceeds received (minus accrued but unpaid interest with respect to the Deposit), then the U.S.

Holder should be treated as having paid the buyer an amount equal to the amount of such excess in exchange for the buyer’s assumption of the U.S. Holder’s rights and obligations under the Put Option (such excess being referred to as “Deemed Payment”). In such a case, the U.S. Holder should recognize short-term capital loss in an amount equal to the Deemed Payment made by the U.S. Holder to the buyer with respect to the assumption of the Put Option.

Passive Foreign Investment Company Rules

If the securities provide for the payment of the redemption amount in physical shares or units of the Underlying and such physical shares or units constitute an ownership interest in a PFIC, U.S. Holders generally would be subject to adverse U.S. federal income tax consequences if physical shares or units are received. If the physical shares or units received were to constitute an ownership interest in a PFIC, a U.S. Holder would be required to (1) allocate the amount of any “excess distribution” in respect of the PFIC (including any gain realized from the disposition of an interest in the PFIC) ratably to each day in its holding period for the physical shares or units (which, as noted above, would begin on the day after delivery of the physical shares or units), (2) pay tax on the excess distribution at the maximum tax rate in effect for each taxable year to which the excess distribution is allocable, and (3) pay additional tax equal to interest accruing (at the rate charged for underpayments of U.S. federal tax) on the tax determined under (2) above, accruing from (a) the beginning of the due date (without regard to extensions) for the filing of tax returns for the taxable years to which the excess distribution is allocated under (1) above, to (b) the due date for the taxable year in which the excess distribution occurred. Also, if the physical shares or units received were treated as an ownership interest in a PFIC, an individual U.S. Holder would not get a step-up in tax basis to the fair market value upon the holder’s death. A U.S. Holder would also be required to file IRS Form 8621 for each year in which the U.S. Holder (i) recognizes gain on the direct or indirect disposition of the physical shares, (ii) receives certain direct or indirect distributions from us, or (iii) makes any of certain reportable elections (including a mark-to-market election). In addition, subject to certain exceptions applicable to de minimis shareholdings, each U.S. Holder who is direct or indirect a shareholder of a PFIC is required to file an annual report on IRS Form 8621. This requirement is in addition to other reporting requirements applicable to ownership in a PFIC. Additionally, in the event a U.S. Holder does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such form is filed.

You should consult with your tax advisor regarding the possible application of the PFIC rules to the securities.

Medicare Tax

Certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. Holder’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year. “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the securities) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities). Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain. Any interest earned or deemed earned on the securities and any gain on sale or other taxable disposition of the securities will be subject to the Medicare Tax. If you are an individual, estate, or trust, you should consult with your tax advisor regarding application of the Medicare Tax to your income and gains in respect of your investment in the securities.

Securities Held Through Foreign Entities

Under certain provisions of the “Hiring Incentives to Restore Employment Act,” generally referred to as “FATCA,” and regulations thereunder, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. “Passthru payments” means any withholdable payment and any foreign passthru payment. To avoid becoming subject to the 30% withholding tax on payments to them, we and other foreign financial institutions may be required to report information to the IRS regarding the holders of the securities and, in the case of holders who (i) fail to provide the relevant information, (ii) are foreign financial institutions who have not agreed to comply with these information reporting requirements, or (iii) hold the securities directly or indirectly through such non-compliant foreign financial institutions, we may be required to withhold on a portion of payments under the securities. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. If payments on the securities are determined to be from sources within the United States, we will treat such payments as withholdable payments for these purposes.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a U.S. owned foreign entity and the identity of any substantial U.S. owners of such entity.

Pursuant to the regulations described above and IRS Notice 2015-66, and subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above and certain payments made with respect to a “preexisting obligation,” as defined in the regulations), (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2018, and (iii) foreign passthru payments made after the later of December 31, 2018, or the date that final regulations defining the term “foreign passthru payment” are published. Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is outstanding on July 1, 2014 (a “grandfathered obligation”), (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents, and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation). Thus, if you hold your securities through a foreign financial institution or foreign entity, a portion of any of your payments may be subject to 30% withholding.

Information Reporting Regarding Specified Foreign Financial Assets

The Code and regulations thereunder generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year. Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report. Specified foreign financial assets include, with some limited exceptions, any financial account maintained at a foreign financial institution and any debt or equity interest in a foreign financial institution, including a financial institution organized under the laws of a U.S. possession, and any of the following that are held for investment and not held in an account maintained by a financial institution: (1) any stock or security issued by person other than a U.S. person (including a person organized in a U.S. possession), (2) any financial instrument or contract that has an issuer or counterparty that is other than a U.S. person (including a person organized in a U.S. possession), and (3) any interest in a foreign entity. Additionally, the regulations provide that specified foreign financial assets include certain retirement and pension accounts and non-retirement savings accounts.

Under proposed regulations relating to specified domestic entities that have not yet been adopted as final regulations, “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets. Generally, specified domestic entities are certain closely held corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold. Pursuant to an IRS Notice, reporting by domestic entities of interests in specified foreign financial assets will not be required before the date specified by final regulations.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder. Penalties apply to any failure to file IRS Form 8938. In the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and the related statute of limitations tolling provision.

Non-U.S. Holders Generally

The U.S. federal income tax treatment of the coupon payments is unclear. Except as provided under “Securities Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” we currently do not intend to withhold any tax on any coupon payments made to a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) and that has no connection with the United States other than holding its securities, provided that such Non-U.S. Holder complies with applicable certification requirements. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

Except as provided under “Securities Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” payment of the redemption amount by us in respect to the securities (except to the extent of the Coupons) to a Non-U.S. Holder that has no connection with the United States other than holding its securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met. Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Code and regulations thereunder treat a “dividend equivalent” payment as a dividend from sources within the United States. Unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax. A “dividend equivalent” payment is defined under the Code as (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” (a “specified NPC”) that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).

Final regulations provide that a dividend equivalent is any payment that references the payment of (i) a dividend from an underlying security pursuant to a securities lending or sale-repurchase transaction, (ii) a dividend from an underlying security pursuant to a specified NPC, (iii) a dividend from an underlying security pursuant to a specified equity-linked instrument (a “specified ELI”), and (iv) any other substantially similar payment. An underlying security is any interest in an entity if a payment with respect to that interest could give rise to a U.S. source dividend pursuant to Treasury regulation section 1.861-3. An NPC is a notional principal contract as defined in Treasury regulation section 1.446-3(c). An equity-linked instrument (“ELI”) is a financial instrument (other than a securities lending or sale-repurchase transaction or an NPC) that references the value of one or more underlying securities, including a futures contract, forward contract, option, debt instrument, or other contractual arrangement. A “section 871(m) transaction” is any securities lending or sale-repurchase transaction, specified NPC, or specified ELI.

For payments made before January 1, 2017, the regulations provide that a specified NPC is any notional principal contract (“NPC”) if (a) in connection with entering into the contract, any long party to the contract transfers the underlying security to any short party to the contract, (b) in connection with the termination of the contract, any short party to the contract transfers the underlying security to any long party to the contract, (c) the underlying security is not readily tradable on an established securities market, or (d) in connection with entering into the contract, the underlying security is posted as collateral by any short party to the contract with any long party to the contract. An NPC that is treated as a specified NPC pursuant to the preceding rule will remain a specified NPC on or after January 1, 2017. For any payment made on or after January 1, 2017, with respect to any transaction issued on or after January 1, 2017, (a) a “simple” NPC or “simple” ELI that has a delta of 0.8 or greater with respect to an underlying security when the NPC or ELI is issued is a specified NPC or specified ELI, respectively, and (b) a “complex” NPC or “complex” ELI that meets a substantial equivalence test with respect to an underlying security at the time of issuance is a specified NPC or specified ELI, respectively.

A “simple” NPC or “simple” ELI is an NPC or ELI for which, with respect to each underlying security, (i) all amounts to be paid or received on maturity, exercise, or any other payment determination date are calculated by reference to the appropriate single, fixed number of shares of the underlying security, provided that the number of shares can be ascertained when the contract is issued, and (ii) the contract has a single maturity or exercise date with respect to which all amounts (other than any upfront payment or any periodic payments) are required to be calculated with respect to the underlying security. A contract has a single exercise date even though it may be exercised by the holder at any time on or before the stated expiration of the contract. An NPC or ELI that includes a term that discontinuously increases or decreases the amount paid or received (such as a digital option), or that accelerates or extends the maturity is not a simple ELI or simple NPC. A “complex” NPC or “complex” ELI is any NPC or ELI, respectively, that is not a simple NPC or a simple ELI, respectively. Delta is the ratio of the change in the fair market value of the contract to a small change in the fair market value of the number of shares of the underlying security.

Under temporary regulations, the substantial equivalence test measures the change in value of a complex contract when the price of the underlying security referenced by that contract is hypothetically increased by one standard deviation or decreased by one standard deviation and compares the change in value with the change in value of the shares of the equity that would be held to hedge the complex contract over an increase or decrease in the price of the equity by one standard deviation. If the proportionate difference between (a) the change in value of the complex contract and (b) the change in value of its hedge, is no greater than the proportionate difference between (i) the change in value of a “benchmark simple contract” with respect to the same shares and (ii) the change in value of its hedge, then the complex contract is substantially equivalent to the underlying security and dividend equivalent payments with respect to it are subject to withholding. The “benchmark simple contract” is a closely comparable simple contract that, at the time the complex contract is issued, has a delta of 0.8, references the applicable underlying security referenced by the complex contract, and has the same maturity as the complex contract with respect to the applicable underlying security.

If an NPC or ELI contains more than one reference to a single underlying security, all references to that underlying security are taken into account in determining the delta with respect to that underlying security. If an NPC or ELI references more than one underlying security or other property, the delta with respect to each underlying security must be determined without taking into account any other underlying security or property. The regulations provide an exception for qualified indices that satisfy certain criteria. The regulations provide that a payment includes a dividend equivalent payment whether there is an explicit or implicit reference to a dividend with respect to the underlying security.

For securities issued or deemed issued on or after January 1, 2017, withholding on payments made on or after January 1, 2017 will be based on actual dividends or, if stated in writing on the issue date of the securities, on estimated dividends used in pricing the security. If an adjustment is made for the actual dividends, then the true-up payment (in addition to the estimated dividend) is added to the per-share dividend amount. If a transaction is a section 871(m) transaction, information regarding the amount of each dividend equivalent, the delta of the potential 871(m) transaction, the amount of any tax withheld and deposited, the estimated dividend amount and any other information necessary to apply the regulations will be provided as an attachment to this pricing supplement or on the Credit Suisse website.

In accordance with the applicable effective dates, we will treat any portion of a payment or deemed payment on a section 871(m) transaction (including, if appropriate, the payment of the purchase price) that is substantially similar to a dividend as a dividend equivalent, which will be subject to U.S. withholding tax unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided. If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld. Transactions may be combined and treated as a section 871(m) transaction, creating liability for you, whether or not we withhold on a dividend equivalent. These final and temporary regulations are extremely complex. Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them of these final and temporary regulations and whether payments or deemed payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

A security may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the security at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice and Proposed Legislation on Certain Financial Transactions

In Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual. Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof.  Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income.  It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis).  You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Members of Congress have from time to time proposed legislation relating to financial instruments, including legislation that would require holders to annually mark to market affected financial instruments (potentially including the securities). These or other potential changes in law could adversely affect the tax treatment of the securities and may be applied with retroactive effect. You are urged to consult your tax advisor regarding how any such potential changes in law could affect you.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion. A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU and Incapital LLC (each, an “Agent” and, collectively, the “Agents”) and the Agents have agreed to buy, severally and not jointly, the respective principal amounts of the securities set forth below opposite their names.

Agent	Principal Amount of Securities
Credit Suisse Securities (USA) LLC	$696,000.00
Incapital LLC	$552,000.00

The distribution agreement provides that the Agents are obligated to purchase all of the securities if any are purchased.

The Agents may offer the securities at the offering price set forth on the cover page of this pricing supplement and may receive discounts and commissions of $21.00 per $1,000 principal amount of securities and will forgo fees for sales to fiduciary accounts. The Agents may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, the Agents may change the public offering price and other selling terms. We may also sell the securities to the Agents as principal for their own accounts. If a substantial portion of the securities held by the Agents were to be offered for sale in the secondary market, if any, following the offering of the securities, the value of the securities may fall.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

CSSU is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the securities offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights and (iii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated September 9, 2016 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on September 9, 2016. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the securities, the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated September 9, 2016, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on September 9, 2016. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

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